As filed with the Securities and Exchange Commission on June 17, 2011.

Registration No. 333-168170

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRADESTATION GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0977576
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324

(Address of Principal Executive Offices) (Zip Code)

TRADESTATION GROUP, INC.

NONEMPLOYEE DIRECTOR

INCENTIVE STOCK PLAN

(Full title of the plan)

Marc J. Stone

General Counsel, Vice President of

Corporate Development and Secretary

TradeStation Group, Inc.

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

(Name and address of agent for service)

(954) 652-7000

(Telephone number, including area code, of agent for service)

Copy To:

Alan D. Axelrod, Esq.

Bilzin Sumberg Baena Price & Axelrod LLP

1450 Brickell Avenue, 23rd Floor

Miami, FL 33131

(305) 374-7580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE:

TradeStation Group, Inc., a Florida corporation (the “Company”), filed a registration statement on Form S-8 (Registration No. 333-168170) (the “Registration Statement”) with the Securities and Exchange Commission to register an aggregate of 512,000 shares of the Company’s common stock to be offered pursuant to the TradeStation Group, Inc. Nonemployee Director Incentive Stock Plan. On June 10, 2011, pursuant to that certain Agreement and Plan of Merger, dated as of April 20, 2011, among Monex Group, Inc., a Japanese corporation (“Monex”), Felix 2011 Acquisition Sub, Inc., a Florida corporation (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned direct subsidiary of Monex.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1 to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida, on June 17, 2011.

TRADESTATION GROUP, INC.

By:	/S/ SALOMON SREDNI
Salomon Sredni Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SALOMON SREDNI Salomon Sredni	Director and Chief Executive Officer (Principal Executive Officer)	June 17, 2011

/S/ DAVID H. FLEISCHMAN David H. Fleischman	Chief Financial Officer, Vice President of Finance and Treasurer (Principal Financial Officer)	June 17, 2011

/S/ EDWARD H. CODISPOTI Edward H. Codispoti	Chief Accounting Officer, Corporate Controller and Vice President of Accounting (Principal Accounting Officer)	June 17, 2011

/S/ CHARLES F. WRIGHT Charles F. Wright	Director	June 17, 2011

/S/ DENISE DICKINS Denise Dickins	Director	June 17, 2011

/S/ MICHAEL FIPPS Michael Fipps	Director	June 17, 2011

/S/ OKI MATSUMOTO Oki Matsumoto	Director	June 16, 2011

/S/ TADASU KAWAI Tadasu Kawai	Director	June 16, 2011

/S/ JUN MAKIHARA Jun Makihara	Director	June 15, 2011

/S/ MASAKI UEDA Masaki Ueda	Director	June 16, 2011

/S/ TAKASHI OYAGI Takashi Oyagi	Director	June 16, 2011

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